Exhibit 10.21

MANAGEMENT AGREEMENT

THIS AGREEMENT, made this 31st day of August, 2005, by and between Teletouch Communications, Inc., a corporation organized under the laws of the State of Delaware and Teletouch Licenses, Inc., a corporation organized under the laws of the State of Delaware, with their principal place of business at 1913 Deerbrook Drive, Tyler, Texas 75703 (collectively, hereinafter referred to as “Carrier”), and Teletouch Paging, LP, a limited partnership organized under the laws of the State of Texas with its principal place of business at 7471 Benbrook Parkway, Benbrook, Texas 76126 (hereinafter referred to as “Agent”),

WITNESSETH:

WHEREAS, Carrier is the permittee and/or licensee of certain stations (including any subsequently authorized stations within designated areas of the State of Texas) authorized by the Federal Communications Commission (FCC) to operate paging transmitters in the VHF/UHF bands as well as various control and link transmitters throughout the states of Texas, Oklahoma, Missouri, Arkansas, Louisiana, Mississippi, Alabama and Tennessee (hereinafter referred to as “the Stations”); and

WHEREAS, Carrier and Agent have reached a definitive agreement for the purchase and sale of certain assets, including the assignment of certain FCC radio licenses by Carrier to Agent upon prior FCC approval; and

WHEREAS, Carrier and Agent mutually agree that it would be to their joint convenience and benefit, and to the benefit of the public subscribers of the Stations, to have Agent act for and on behalf of Carrier in performing various duties with respect to the operation of the Stations specified herein, as a compensated agent of, and under the direct control and supervision of, Carrier; and

WHEREAS, the parties wish to embody the terms of this arrangement in the instant Management Agreement.

NOW, THEREFORE, in consideration of the covenants, obligations and benefits hereinafter set forth, and other good and valuable consideration, it is agreed between Carrier and Agent as follows:

1. DUTIES OF AGENT. Carrier hereby engages Agent as his contractor and agent to perform for and on behalf of Carrier all marketing, managerial and administrative functions required for the operation of the Stations, including the collection of revenues and payment of expenses (including, but not limited to insurance) from operating the Stations, subject to the supervisory powers and duties of Carrier described in paragraph 2 of this Agreement, and the warranties contained in paragraph 3 herein. Agent shall remit to Carrier all profits from the operation of the Stations, after paying the expenses of operating the Stations from the revenues collected. Agent shall manage the business consistent with current Carrier policies and practice. Any deviations from such policies and practice would require approval of Carrier.

2. DUTIES AND POWERS OF CARRIER. The right of ownership of the Stations, and full control and supervision over the operation of the Stations, remains vested in and is hereby expressly retained by Carrier. To this end, Carrier expressly retains full control over and responsibility for all decisions with regard to the following matters affecting operation of the Stations: 1) policy decisions regarding operation and maintenance; 2) the payment of all financial obligations and operating expenses; 3) the hiring, supervision, and dismissal of all employees; 4) the receipt of all revenues and profits from operation of the Stations; 5) the handling of customer complaints; 6) the preparation and filing with the FCC of any applications for construction permits for additional facilities, licenses for constructed facilities, or modification of existing construction permits or licenses; and 7) compliance with all FCC rules, regulations and requirements. Furthermore, Carrier expressly retains the right to complete and unfettered access to and control over all facilities and equipment associated with the Stations.

3. WARRANTIES OF AGENT.

(a) Agent hereby acknowledges and affirms that it fully accepts the supervisory powers and duties, as well as the right of ownership and access, retained by Carrier in paragraph 2 of this Agreement, and warrants that it will undertake no action contrary to or jeopardizing those rights, powers and duties.

(b) Agent warrants that it will fully and faithfully observe and abide by any instructions given to it by Carrier regarding the matters set forth in paragraph 2 of this Agreement; will use its best efforts to ensure the continued provision of service to the customers of the Stations at a high level of quality; will exercise a reasonable standard of care normally exercised by managers in similar circumstances; will comply with all applicable federal, state and local laws, regulations and ordinances.

4. COMPENSATION. Agent shall receive, as compensation for the services to be provided under the terms of this Agreement, the sum of $50,000 per month, payable in two equal installments of $25,000 on the 1st and 16th day of each month during the term of this Agreement if the Closing under that certain Asset Purchase Agreement has not occurred on or prior to the date such payment is due, starting with the 16th day of the first full month in which service to the public is provided under the management of Agent.

5. INDEMNIFICATION.

(a) Agent shall hold Carrier harmless from any liability to the extent that such liability arises from Agent’s negligent and/or intentional acts or omissions. Agent agrees to indemnify Carrier against, and reimburse Carrier with respect to, any and all losses, liabilities, costs, or damages (including reasonable attorneys’ fees) arising from Agent’s grossly negligent acts or omissions of any kind, and/or any acts or omissions of Agent which are not authorized by this Management Agreement.

(b) Carrier shall hold Agent harmless from any liability to the extent that such liability arises from Carrier’s negligent and/or intentional acts or omissions. Carrier agrees to indemnify Agent against, and reimburse Agent with respect to, any and all losses, liabilities, costs, or damages (including reasonable attorney’s fees) arising from Carrier’s grossly negligent acts or omissions of any kind.

6. TERM. This Agreement shall last for a term of one year; provided, however, that the Agreement may be terminated by either party at any time upon 30 days notice; and provided that this Agreement will automatically expire upon the grant of the FCC’s consent to the assignment of the licenses with respect to the above-described facilities by Carrier to Agent, and the timely consummation of such transaction, in which case the expiration of this Agreement will occur on the date of consummation of the transaction contemplated by the parties. During the effective period of this Agreement, Carrier and Agent each shall have the option to renew this Agreement for an additional four (4) terms of one (1) year each, provided such renewal is mutually agreeable to the other party.

7. MISCELLANEOUS PROVISIONS.

(a) No provision of this Agreement shall be construed as vesting in Agent any ownership interest in or ultimate control over the Station.

(b) Nothing in this Agreement shall be construed so as to make Agent an employee of Carrier. Any other provisions of this Agreement notwithstanding, Agent is not and shall not be a joint venturer or partner of or with Carrier.

(c) This Agreement shall be construed in accordance with and governed by the laws of the State of Texas.

(d) This Agreement constitutes the entire Agreement of the parties, superseding all previous agreements on this subject. Any amendment or modification hereof shall be in writing executed by both parties hereto.

(e) This Agreement may be executed in counterparts, all of which shall constitute one agreement, binding on all the parties hereto, notwithstanding that all of the parties are not signatories to the original or to the same counterpart.

(f) Severability — The parties intend every provision of this Agreement to be severable. In the event at a provision of this Agreement is held to be illegal, invalid, or unenforceable for any reason, the parties intend that a court enforce the provision to the maximum extent permissible so as to effect the intent of the parties (including the enforcement of the remaining provisions). If necessary to affect the intent of the parties, the parties will negotiate in good faith to amend this Agreement to replace the unenforceable provision with an enforceable provision that reflects the original intent of the parties.

IN WITNESS HEREOF the parties have caused this Agreement to be executed and to be effective on the day and year first above written.

TELETOUCH COMMUNICATIONS, INC.
TELETOUCH LICENSES, INC.

By	/s/ Thomas A. Hyde, Jr.
Chief Executive Officer

TELETOUCH PAGING, L.P.

By	/s/ Robert Albritton
Managing Partner